FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported): February 21, 1997


                         SURE SHOT INTERNATIONAL, INC
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            (Exact name of registrant as specified in its charter)

   FLORIDA                         1-3344                     65-0352254
-----------------------       ---------------------          ----------------
(State of incorporation      (Commission File Number)       (I.R.S. Employer
or other jurisdiction)                                        Identification
                                                                   Number)


                  405 Cogshall Street, Holly, Michigan 48442
                  ------------------------------------------
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (810) 634-6621





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Item 5.        OTHER EVENTS

Execution of letter of Intent with Isiah Thomas

        On February 21, 1997 the Company entered into a Letter of Intent with Isiah Thomas whereby, subject to the terms and conditions set forth therein, an entity to be formed and controlled by him ("ITP") would invest $1,500,000 in cash in the Company to purchase from the Company 4,500,000 shares of common stock (or voting convertible preferred stock convertible into 4,500,000 shares of the Company's common stock) and common stock purchase warrants that would enable ITP to purchase up to 1,000,000 additional shares of common stock at an exercise price equal to the lower of the closing bid price on February 20, 1997 or the bid price on the date the transaction is closed. If the proposed transaction with ITP is completed, the 4,500,000 shares to be issued to ITP would represent approximately 55% of the shares of common stock that would then be outstanding, which would result in ITP obtaining control of the Company.

        The investment by ITP is subject to several contingencies including:
(1) the satisfactory completion of due diligence by ITP; (2) the lack of any material adverse changes in the financial condition, assets, liabilities, business or prospects of the Company; (3) the negotiation and execution of a definitive subscription agreement outlining the terms and conditions pursuant to which ITP will make its investment in the Company; and (4) the negotiation and execution of an agreement, on terms reasonably satisfactory to ITP, with the Company's secured lenders regarding the Company's existing indebtedness.

        As more fully described below, the ability of the Company or ITP to enter into an agreement, on terms reasonably satisfactory to ITP, with the Company's secured lenders regarding the Company's existing indebtedness appears doubtful at this time.

Status of Bank Loans

        As previously announced, because the Company had become past due on certain loan payments and because of the shortfall in collateral securing the Company's indebtedness to its primary secured lender, NBD Bank, NBD had notified the Company of its intentions to review its continued involvement with the Company, if any. As a result of the Company's continuing deterioration in its financial condition and in the collateral base securing its loans from NBD, NBD had ceased providing any additional funds to the Company. Subsequently, NBD has requested the Company to present an acceptable business plan addressing the repayment of indebtedness owed to NBD or, alternatively, the orderly sale or liquidation of the Company's assets pledged as collateral to NBD.

        NBD has recently advised the Company that the Company has not submitted a feasible and satisfactory business plan or orderly liquidation budget and that there has

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been a significant erosion of the collateral base. Accordingly, NBD has advised the Company that NBD does not consider any further forbearance from the exercise of remedies to be appropriate. In the event that NBD and the Company fails to reach a definitive agreement by March 7, 1997 pertaining to a revised business plan, orderly liquidation plan or other form of transaction addressing repayment of NBD's indebtedness, in any case satisfactory to NBD in its own discretion, NBD may exercise any and all rights and remedies available to it under its loan documents or otherwise, including, without limitation acceleration of all amounts owed to NBD, the imposition of default interest, fees and other collection costs, and the enforcement of any security for the indebtedness owed to NBD.

        NBD had received and reviewed a copy of the February 21, 1997 proposal submitted by ITP and told the Company that the due diligence contingency and time schedule expressed in that proposal and the fact that that proposal is nonspecific as to the proposed treatment with respect to repayment of obligations owed to NBD were not satisfactory to NBD. NBD indicated that although it is willing to consider ITP's proposal as pertained to the Company's ability to repay the indebtedness owed to NBD, those issues must be addressed and resolved immediately.

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                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SURE SHOT INTERNATIONAL, INC.



Dated: March 5, 1997                           By: HAROLD BACHMANN
                                                   --------------------------
                                                   Harold Bachmann, President


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